Exhibit 3.3

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website:  secretaryofstate.biz

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Certificate of Designation
(Pursuant to NRS 78.1955)
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                           Certificate of Designation
                         For Nevada Profit Corporation
                           (Pursuant to NRS 78.1955)

1.     Name of corporation:

Sustainable Power Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

PREFERENCES AND RIGHTS OF SERIES E CONVERTIBLE PREFERRED STOCK OF SUSTAINABLE POWER CORP.

Sustainable Power Corp., a Nevada corporation (the "Corporation") does hereby certify:

[continued on attached pages]






3.     Effective date of filing (optional):

4.     Signature (required):

       /s/ John Rivera
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       Signature of Officer

FILING FEE: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

                           CERTIFICATE OF DESIGNATION
                           OF SUSTAINABLE POWER CORP.
                         [CONTINUED FROM PRIMARY FORM]


     RESOLVED:     That pursuant to the authority vested in the Board of
Directors of this Corporation in accordance with in accordance with its Restated Articles of Incorporation, a series of Preferred Stock of the Corporation (the "Series E Convertible Preferred Stock") be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series E Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

          Section 1. Designation and Amount. The shares of such series shall be
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designated as "Series E Convertible Preferred Stock" and the number of shares constituting such series shall be Ten Thousand (10,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided,
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however, that no decrease shall reduce the number of shares of Series E
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Convertible Preferred Stock to a number less than the number of shares then outstanding

     Section 2. Dividends and Distributions.
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     Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series E Convertible Preferred Stock with respect to dividends, the holders of shares of Series E Convertible Preferred Stock, equivalent dividends per share to any paid per share to the holders of the common stock, $.001 par value per share (the "Common Stock"), of the Corporation.

     Section 3. Voting Rights.
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          (A) The holders of shares of Series E Convertible Preferred Stock shall have the voting rights equivalent to 50,000 votes per share voted together with the shares of common stock.

     (B) Except as otherwise provided herein, by law, or in any other CERTIFICATE of DESIGNATION creating a series of Preferred Stock or any similar stock, the holders of shares of Series E Convertible Preferred Stock, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     Section 4.  Conversion.  Each share of Series E Convertible Preferred Stock
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shall be convertible at any time by the holder thereof into one share of Common Stock.

     Section 5. Reacquired Shares. Any shares of Series E Convertible Preferred
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Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          Section 6. Liquidation, Dissolution on Winding Up. (A) Upon any
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liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, the shares of Series E Convertible Preferred Stock shall be treated as an equivalent to the shares of Common Stock into which they are then convertible.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter
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into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series E Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series E Convertible Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denomination of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. No Redemption. The shares of Series E Convertible Preferred
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Stock shall not be redeemable.

     Section 9. Amendment. The Certificate of Incorporation of the Corporation
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shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series E Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Series E Convertible Preferred Stock, voting together as a single class..